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                                                                   EXHIBIT 99.20

                             COMPENSATION AGREEMENT
                             ----------------------

          Agreement made as of the _______ day of ___________, 1997 by and between Genesys Telecommunications Laboratories, Inc., a California corporation (the "Company"), and 1~ ("Optionee").


                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, in consideration for services performed by Optionee, the Company granted Optionee a stock option on February 28, 1997 to purchase shares of the Company's Common Stock (the "Option") upon the terms and conditions set forth in the documentation evidencing such Option.

          NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

          1. The Company and Optionee acknowledge and agree that the Option is granted solely as compensation for services rendered the Company by Optionee and not for any capital-raising purposes or in connection with any capital-raising activities.

          2. This agreement is intended to constitute a written compensation contract within the meaning of Rule 405 of Regulation C of the Rules promulgated under the Securities Act of 1933, as amended.

          3. This agreement is intended solely to memorialize the agreement and understanding which exists between Optionee and the Company concerning the grant of the Option. Nothing herein or in the documentation evidencing the Option is intended to provide Optionee with the right to remain in the Company's service for any specific period, and Optionee's services may be terminated at any time by the Company, for any reason, with or without cause.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                                       GENESYS TELECOMMUNICATIONS
                                       LABORATORIES, INC.



                                       By:
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1~                                            Authorized Officer